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ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

EVENT DATE/TIME: OCTOBER 01, 2014 / 12:30PM GMT

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

CORPORATE PARTICIPANTS
Rick Eiswirth Alimera Sciences Inc - CFO & COO
Dan Myers Alimera Sciences Inc - President & CEO

CONFERENCE CALL PARTICIPANTS
Michael Faerm Wells Fargo Securities - Analyst
Shawn Min Search Capital - Analyst
Mitch Drucker Ladenburg - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the conference call to discuss the details of the FDA approval of ILUVIEN.
(Operator Instructions)
As a reminder, today's conference call is being recorded. I would now like to introduce your host for today's conference, Alimera's Chief Operating Officer and Chief Financial Officer, Mr. Rick Eiswirth. Sir, you may begin.

Rick Eiswirth - Alimera Sciences Inc - CFO & COO

Thank you. Good morning, everyone, and welcome to the Alimera Sciences conference call to discuss a topic that we have been look forward to discussing for several years now. The US opportunity for ILUVIEN, which we believe is significant despite the delay in its approval.
ILUVIEN is the first and only long-term sustained release intravitreal implant for the treatment of diabetic macular edema in the United States. And as such, brings a unique treatment to retinal physicians, especially in light of recent learnings in the field of DME.
On the call with me today is Dan Myers, our President and Chief Executive Officer.
Before we begin our prepared remarks, I would like to remind you that various statements we make during this call about the Company's future results of operations and financial position, business strategy, and plans and objectives for Alimera's future operations are considered forward-looking statements within the meaning of the Federal Securities Laws. Our forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties.
These risks are described in the Risk Factors and Management's Discussion and Analysis of our Financial Condition, and results of operations sections of Alimera's annual report on Form 10-K for the fiscal year ended December 31, 2013. And the quarterly report on Form 10-Q for the quarter ended June 30, 2014. And which are on file with the SEC, and available on the SEC's and Alimera's websites.
All of the information we provide on this conference call is provided only as of today, and we undertake no obligation to update any forward-looking statements we make on this call on account of new information, future events, or otherwise. Please be advised that today's call is being recorded and webcast.
Now I would like to turn the call over to Dan Myers, our President and Chief Executive Officer. Dan?

Dan Myers - Alimera Sciences Inc - President & CEO

Thanks, Rick.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

As you know by now, we in the retinal community are very excited about the FDA approval of ILUVIEN. I will begin this call by thanking the many people who believe in ILUVIEN, including the retinal specialists, clinical site personnel, patients and their caregivers, and the employees of Alimera Sciences. Specifically, I would like to extend a special thanks to Susan Caballa, our Senior Vice President of Regulatory and Technical Affairs, Ken Green our Chief Scientific Officer, and their respective teams for their perseverance and commitment over the last nine years in working with the FDA to gain approval for ILUVIEN in the United States.
Because we have many new people on the call today, I think it's important that I highlight some key information about our product before jumping into our commercial plans in the US. ILUVIEN is an intravitreal implant in a sustained drug release delivery system that provides a continuous sub-microgram dose of flucinolone acetinide lasting 36 months.
Our approval was based on clinical trial data from two recently completed phase III clinical trials known as the FAME study. That showed in month 24 after receiving the ILUVIEN implant, 28.7% of patients experienced an improvement from baseline in their best corrected visual acuity on the ETDRS eye chart of 15 letters or more.
The percentage of patients achieving 15 letters or more improved and peaked to 31.4% at month 30, and ended the FAME study at month 36 at 28.7%. Patients treated with ILUVIEN experienced a statistically significant improvement in visual acuity compared to the control group by week three of follow-up. And maintained a statistical significance over the control group through the completion of the study at month 36.
As we noted in our press release on Friday, ILUVIEN was approved for the treatment of diabetic macular edema in patients who have been previously treated with a course of corticosteroids, and did not have a clinically significant rise in intraocular pressure known as IOP.
It is very important to note that this indication from the FDA signals a much broader market opportunity for ILUVIEN in the United States than our indication in Europe. There are no limitations for either chronic DME or patients that are insufficiently responsive to available therapies. Further, there is no restriction requiring patients to have undergone cataract surgery, as provided for in the nice reimbursements guidance in the UK.
We anticipate this will provide US physicians with greater flexibility than their European counterparts in determining when and how to use ILUVIEN in their treatment paradigm. We intend to launch ILUVIEN in the US in the first quarter of 2015. And therefore, will continue building our infrastructure during the fourth quarter of this year to prepare for the launch.
We have already initiated the hiring of our regional sales directors, medical science liaisons, and reimbursement personnel. Our sales directors are expected to join the Company in two weeks, along with the majority of our MSLs as we prepare for a great presence at the American Academy of Ophthalmology this month. We plan to bring our complete team of field sales representatives after the first of the year, provide extensive training to them, and visit offices to introduce them to ILUVIEN's unique benefits and technology, and our market access programs.
There are currently about 2,500 practicing retinal specialists in the United States. Based on our management team's experience with the launch of [isodiawell] at Novartis, as well some more recent launches targeting retinal specialists, we believe that we can effectively cover this market with 32 sales representatives.
We will be targeting experienced retinal and opthalmic pharmaceutical and device personnel and oncology reps experienced in buy-and-bill drugs to complete our sales force. The initial dialogue with these candidates indicates a high degree of excitement to work for Alimera selling ILUVIEN.
We have already begun working on reimbursement in the US, and believe we can achieve broad access for ILUVIEN. Our strategy will be to work directly with third-party payers to educate them regarding the three-year efficacy and safety data for patients whose DME persists or is not managed effectively with anti-VEGF therapy. A condition broadly recognized as a significant unmet need.
We have been working with many of the key opinion leaders within the retinal community for several years for whom third-party players seek guidance in determining coverage decisions. We intend to utilize this network and the extensive work we've done in the area of health economics to demonstrate the positive value proposition of a three-year therapy like ILUVIEN.
We believe that ILUVIEN at a cost of $8000 to $9000 for a three-year course of therapy provides a compelling argument for managed care in light of the current burden placed on the US health care system. Within the context of the cost and the frequency of injections required with the currently available short acting agents, including both anti-VEGF agents and other available steroids.
Historically, both Medicare and commercial managed care organizations in the US have provided coverage for products like ILUVIEN for the approved indication upon commercial availability due to the serious nature of the disease. ILUVIEN is expected to be reimbursed as a Part B drug, and CMS is required to cover the drug like all other retinal pharmaceutical products available to physicians.
In 2015, we will not have a [jay] code our specific ILUVIEN product code. And therefore, consistent with other new products, physicians may suffer from a lag in reimbursement. However, we have plans to address this.
We will place great emphasis on providing reimbursement services to physician practices to help them navigate the early months of use. We will have a dedicated account team to address both commercial and CMS reimbursement issues, as well as field-based reimbursement managers. We will work to establish our price in the appropriate [compendia] and price list in the coming weeks to facilitate this process.
Further, we intend to work with our specialty distributor to provide extended payment terms to the physicians, to allow for reimbursement claims to work their way through the system during the first year. This practice has been employed effectively, and stimulated the rapid launch of other retinal products.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

We realized that the higher price of ILUVIEN may impose a burden on some patients, due to the significance of the co-pay. And therefore, place more of a burden on the physician practice.
We are developing first-class patient assistant programs to enable greater patient access to ILUVIEN, while minimizing the impact of our programs on the physician practice. We recognize the importance of all aspects of reimbursement, and intend to provide as much support as allowable.
Before I get into more specific details on the significant US market opportunity ahead of us, I'd like to turn the call back over to Rick so he can provide an update on our financial position.

Rick Eiswirth - Alimera Sciences Inc - CFO & COO

Thank you, Dan.
We announced yesterday the receipt of a $25 million advance from Hercules Technology Growth Capital that was conditional on the approval of ILUVIEN by the FDA. This financing addresses our near-term need to fund a $25 million milestone payment at the end of this month, owed to the licensor of certain intellectual property as a result of the approval.
You may have seen that we recently filed a prospectus supplement to our shelf registration statement to provide for the possible issuance of up to $35 million of common stock in and at the market offering. We have not utilized this ATM, and we do not know when or if we might use it at this time. The ATM was put in place as a good housekeeping measure so that we would have it available if a need and opportunity arose.
As we have previously stated, we ended the second-quarter of 2014 with approximately $41.9 million in cash and cash equivalents. We believe this is sufficient to fund our ongoing operations in Europe, and the anticipated commercial launch of ILUVIEN in the first-quarter of next year.
However, we do anticipate having to access additional financing to fund the working capital requirements of the US operations, primarily the investment in accounts receivable due to the extended terms that we provided to physicians in the launch year. At the appropriate time, we may seek to raise those funds through additional debt financing, strategic collaborations, the sale of equity securities, either under our recently signed ATM sales agreement or otherwise, or a combination of these options.
We remain pleased with our progress with ILUVIEN in the United Kingdom, and we believe that it provides a great baseline for our expectations for the US. Our third-quarter shipments in Germany have remained relatively flat as we anticipated, but we continue to see growth in the UK with shipments of ILUVIEN up in excess of 25% in comparison to the second-quarter of this year. We will provide greater detail on our European operations during our third-quarter earnings call in early November.
Now we'll turn the call back over to Dan.

Dan Myers - Alimera Sciences Inc - President & CEO

Thanks, Rick.
Turning to the US market opportunity, we estimate that over 575,000 Americans will be suffering from clinically significant DME at the time of the anticipated commercial launch of ILUVIEN early next year. Which is consistent with our competitor's assessment of the market. It's also important to note that the clinically significant DME population will continue to grow, as we estimate the annual incidents to be greater than 115,000 cases per year.
As with many situations, there has been a silver lining to approval delay for ILUVIEN. Although anti-VEGF is the current standard of care for most patients, there is now a growing sentiment amongst retinal physicians that DME is not simply a anti-VEGF mediated disease, but one that progresses or shifts over time much the way diabetes does.
This transition from primarily a VEGF mediated disease to more of an inflammatory disease with the involvement of additional cytokines means DME is more multi-factorial than was previously believed. The use of steroids in DME becomes more important as this transition occurs.
In fact, recent studies indicated that as many as 50% of DME patients are not effectively managed with anti-VEGF therapies. That means that arguably, over 285,000 patients will be in need of a steroid therapy for their DME next year.
And we believe that ILUVIEN represents the most attractive steroid treatment option, due to its low dose and multi-year delivery. It is the lowest dose corticosteroid available for the treatment of DME, and the only one designed to last for 36 months.
We believe that the broader label granted by the FDA provides access for many more of these patients than we previously anticipated. Physicians now have the opportunity to use ILUVIEN to treat virtually any patient with DME, regardless of the duration of the disease, lend status or prior treatment with other DME therapies. Physicians need only to determine that patients have not had a clinically significant rise in IOP due to a previous course of corticosteroid treatment.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

It's important to note that the label provides broad discretion to the physicians in determining a prior steroid therapy, and assessing the determination of clinically significant rise in IOP. We believe the assessment of clinical significance will be impacted by the severity of the disease in each specific patient, and the physician's assessment of the benefit to risk of ILUVIEN in each of these patients.
It's also important to note that we believe that physicians will find it easier to manage IOP increases in the commercial setting than we saw in the FAME study, now that more is known about the use of corticosteroids to treat DME and with the previous use of a corticosteroid. Although we recognize that clinical trial data is much more reliable than reporting of adverse events in a commercial setting, we have received to date no reports of IOP lowering surgery in our post marketing drug safety data base associated with the commercialization of the product in Europe, after approximately 1,000 commercial injections.
Long-term, we believe the potential for ILUVIEN is significant. We have completed substantial amounts of research regarding ILUVIEN and its place in the retinal physicians treatment paradigm. As we said, the US indication is broader than we anticipated. And consequently, our most recent market research to sample US physicians was focused on the chronic data set per our assumption of the expected label in the US.
In this research, conducted this Summer, physicians indicated they would utilize ILUVIEN in 16.6% of their patients. We think this is a very reasonable expectation, as it is prior to any marketing efforts on our part to this audience and no share of voice, and represents one-third of the patients that are not managed effectively with anti-VEGF therapy.
Based on the prevalence population of 575,000 clinically significant DME patients anticipated at the time of our launch, this research indicates an opportunity of over 95,000 patients. With the real possibility of some portion of patients receiving ILUVIEN in both eyes, this increases the opportunity even further.
Although we don't expect to achieve this estimated level of penetration in the first couple years, based on a commercial price between $8000 and $9000 per injection in the US, the opportunity is significant. Further, we expect to grow beyond the initial share estimates as much as our sales and marketing efforts take effect, and doctors become more familiar with the long-term benefits of ILUVIEN and their ability to manage the side effects of corticosteroids in the eye.
I'm sure that all of you have questions about the impact of Allergan's OZURDEX and the recent expansion of its label and the market opportunity for ILUVIEN. We believe that the availability of OZURDEX for patients suffering from DME is a benefit for Alimera.
First of all, we expect Allergan will help us emphasize the transition of DME to becoming more inflammatory over time, and the need for corticosteroids in the treatment paradigm. Second, we believe that any patient receiving OZURDEX becomes a viable candidate for ILUVIEN, because the physician has already determined that a steroid therapy is necessary, and ILUVIEN's low dose and long-term delivery provides advantages OZURDEX.
Let me also caution you not to make a direct comparison to Europe when considering the US potential. First, as we have said, we believe the indication in the US is simply broader.
Secondly, we believe that the path to reimbursement is more straightforward and efficient than it is in Europe. In Germany, physicians are burdened by the requirements of the individual [fundary request] for each patient. And in the UK, reimbursement is limited by the aforementioned NICE guidance. And as I noted earlier, due to the seriousness of retinal disease, both CMS and commercial managed care organizations typically reimburse based upon the FDA label upon commercialization.
Third, and of significant importance, retinal specialists in the US are more advanced in their treatment of DME than they are in Europe. Until recently, laser photocoagulation was the only reimbursed therapy available in the UK's national health system. LUCENTIS was only approved for reimbursement for the treatment of DME in the UK in June of last year, having received NICE guidance for a limited population.
As a result, clinics are only recently gaining experience with LUCENTIS for DME, and many hospitals are now just establishing their DME service. This means that UK physicians are now learning how to identify the DME patients for which a steroid therapy is needed. If you think about it, that makes sense. They can't determine a patient is insufficiently responsive to an available therapy if they haven't been treated with that therapy.
Conversely, physicians in the US have been treating DME with approved and off-label pharmaceutical products in addition to laser for several years, and have integrated DME with their A&D practices. As a result, and as reflected in our market research, the US physicians are already identifying a place for steroids in their practices.
Despite the hurdles we've faced in Europe, we are pleased with the launch trajectory in the US and the initial adoption of the UK physicians from who we continue to receive tremendous feedback. In each of the first two quarters this year, we shipped in excess of 150 units per quarter in the UK. The UK population represents approximately 20% of the US.
If you allow yourself to consider the possibilities in a market five times the size of the UK, without the same label or reimbursement restrictions, you can understand our excitement for the US launch.
I will now at this time turn it back over to the operator for any potential questions.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

QUESTION AND ANSWER

Operator

(Operator Instructions)
Michael Faerm, Wells Fargo.

Michael Faerm - Wells Fargo Securities - Analyst

Good morning. Understanding everything you've said about your intent to commercialize it with 32 sales reps, to what extent have you given thought of potentially partnering it and gaining the resources of an established commercial organization?

Dan Myers - Alimera Sciences Inc - President & CEO

Thanks, Mike. Good question.
As we've said for many years now, in the US, we have never intended to partner for the commercial launch. The nice thing about the retinal marketplace is it's a very tight market in that there's, as I said earlier, about 2,500 retinal specialists. So you don't need the large salesforce you might need in other commercial launches, which has always been attractive because it allows smaller companies like ours to hire a small sales force and not be forced into leveraging a large salesforce if you had like GP space or something of that nature.
So we feel like we can be just as effective in hiring the same quality of sales personnel. Obviously, our background at Novartis leads us to feel we have an extensive network, and can build a salesforce relatively quickly.
So there's not a great value, we believe, in having a commercial partner in the US. Especially when you consider the economics that you might have to give up to a [convaset]. So we've always felt like going it alone in the US made a lot of sense.
We had, as you might remember, considered partnering in Europe prior to the CRL of 2011. But, certainly, after that decision, we reversed our course there and have already begun building direct sales models in Europe as well.
So again, I mentioned a silver lining earlier, if there's any good outcome to this delay, at the end of the day we kind of come out on the other side of the tunnel with a global asset that we've retained the rights to unlike most of the retinal products out there. So we think -- we find ourselves in a very good place. We're capable in the US of doing this alone, and we think it's better to hold the asset globally.

Michael Faerm - Wells Fargo Securities - Analyst

Thank you.

Operator

(Operator Instructions)
Shawn Min, Search Capital.

Shawn Min - Search Capital - Analyst

Hello. This is Sean. Congratulations for this (inaudible) approval.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

My question is mainly regarding the commercial launch that you've seen in Germany and in England, in UK. How much of that experience will help you accelerate the sales growth in the US?

And mainly about, it will lead to partner, you already answered that question. But is there any larger pharma out there which is looking for a candidate like yours or approved product like yours who would be interested in such a launch process? Thank you.

Dan Myers - Alimera Sciences Inc - President & CEO

Thanks, and thanks for the congratulations. I'll take the first part.
I think the experience in Europe has been helpful, and we have learned a lot that will assist us in launching in the US. But it's primarily from the clinical side. I think we've got now a much better feel for the commercial outcomes of visual acuity, OCT in now a true real-life setting in the commercial environment.
As I said, we now have over 1,000 implants in the UK and Germany, which of course is more than we had in the both FAME and FAME B trial. We are very encouraged by the benefit that we see with ILUVIEN. We would expect it, knowing the design of our trial which was virtually against the standard of care that we should have seen the results we're seeing.
But, in fact, it's always nice to have that data in hand. So I think from understanding how early doctors are going to be willing to use ILUVIEN, that's probably been the biggest learning for us. We're finding the more doctors get comfortable with managing primarily the IOP cataract surgery, doesn't seem to be a big issue, quite frankly.
That we're finding them moving further and further up the treatment paradigm. Whereas maybe when we first launched a year ago, we might've had doctors saying I'm going to use 6 to 9, maybe even 12 anti-VEGF therapies to really make sure I've given the patient a chance to treat vascular aspect of the disease.
Now that we've learned more about DME and steroids, and as doctors have become more comfortable with ILUVIEN, we're actually starting to find, especially in the UK, doctors who said after two or three LUCENTIS, if I haven't seen the response I'm looking for, I'm becoming much more comfortable moving to ILUVIEN.
So that's been a real win from having some early clinical experience in the UK. As I said earlier, I don't think from a revenue or from a commercial standpoint as it relates to reimbursement that we can really take a lot across the ocean and use in the US. It's just a totally different market opportunity, as it relates to reimbursement and market access.
So perhaps, if some of our health economic work we did with NICE and in Germany we can leverage that in working with managed care in the US. But beyond that, I don't think you can take a lot of that primarily to be the clinical experience we've now seen and that we're very happy with.
As it relates to potential activity in the M&A side or partnering with strategics in the US, I think we're in a nice place where you'd want to be as a management team and as shareholders. In that, we're virtually agnostic about this right now. As I said earlier to Mike's question, we're perfectly comfortable building out the sales force and doing what we think we do best.
As you may know from the background of our team, we've launched drugs in the retina space, and we certainly feel like this is one of our strengths. Having said that, I think it's rather obvious now with the global rights to ILUVIEN still in our hands, that for someone who now understands the role of steroids in DME and the role that we're going to see anti-VEGF now probably more in combination with steroids in a fairly large percentage of patients, that to have an ILUVIEN product in the bag for the sales reps along with an anti-VEGF product could be quite compelling.
As well as, I believe from some of the numbers we've laid out today, the size of the ILUVIEN opportunity could be compelling for someone who wants to use it as an entry into ophthalmology. So, we're certainly open to any discussions or any inbound interest. But at this point in time, there's no interest in running a process or looking at specific M&A activity unless we found the right opportunity.
And as you can imagine, that usually comes down to valuation and what someone is willing to value fairly ILUVIEN at. And we have our opinion on that, and of course time will tell how that plays out. So whether it's an early opportunity as just an asset acquisition or whether it's a year or two years down as a commercial play within ophthalmology, I'm open to both of those pathways.

Operator

(Operator Instructions)
Mitch Drucker, Ladenburg.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

Mitch Drucker - Ladenburg - Analyst

Good morning. First of all, congratulations. It's a tremendous FDA approval without restrictions on your labeling. I think that's a home run, congratulations.
My question is twofold. One is, with the cost of being $8,000 to $9,000 to $10,000 for this procedure, and how much do you expect to do in revenues in the first year when it's going to take you two or three quarters to ramp up? That's question number one.
And question number two is, also let me congratulate you on taking a $25 million loan versus doing a private placement or a secondary. I'm a stockbroker. And as a stockbroker, I want to see shareholders, and you have a very small amount of shareholders because your last raise was done with, if I remember right, eight groups like eight biotech funds. And while that's an easy way to raise money, in the long-term, it hinders you by not having a lot of shareholders.
So, A, I want to -- again, I want to congratulate you on taking a loan and not doing a private placement or a secondary. Why dilute our shares when the cost of money is inexpensive? So keep taking those loans if you need money. Thank you.

Dan Myers - Alimera Sciences Inc - President & CEO

Thank you for the congratulations. I think those questions are probably more appropriately handled by Rick Eiswirth, who's done a tremendous amount of work and done a tremendous job in helping us finance the Company through these long delays. So I'll turn that over to Rick, and let him speak to that.

Rick Eiswirth - Alimera Sciences Inc - CFO & COO

Yes, Mitch, we're not in the practice of giving specific revenue guidance, and I don't think that would be a prudent move to do that in the first year of launch in the US. I think if you look back at some of our comments on the call and the references of what we've done in the UK and the relative population, you can certainly see some pointers where we think the opportunity is and what's possible. However, I don't think it would be prudent, as I said, to give specific guidance.
Regarding your comments on the debt facility, obviously, as Dan said, thank you very much. We certainly recognize that liquidity in our stock is a problem, and we are disappointed as I'm sure many of the shareholders online are in the reaction of the stock post the FDA approval.
Yes, I think the lack of liquidity is clearly part of that issue. As you've seen, the volume has definitely improved substantially over the last couple days. And we hope that a lot of those issues will settle out. Now, some of the shareholders that have maybe been in Alimera for an extended period of time have an opportunity to cycle out and rebalance with some new long-term holders.

Operator

I'm showing no further questions at this time. I would now like to turn the call back over to Mr. Dan Myers for any closing remarks.

Dan Myers - Alimera Sciences Inc - President & CEO

Thank you. So thanks for listening to our call today. We look forward to updating you on our progress in the coming months. Operator, this concludes our call.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Have a great day, everyone.

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OCTOBER 01, 2014 / 12:30PM GMT, ALIM - Alimera Sciences Inc Conference Call to discuss the Details On FDA Approval Of ILUVIEN

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